                                                                                          Exhibit 11.0


                                  LINCOLN PARK BANCORP AND SUBSIDIARY
                            STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                              Three Months Ended    Six Months Ended
                                                                 June 30, 2005        June 30, 2005
                                                              ------------------   ------------------
Income available to common stockholders                         $       163,941      $       283,701

Weighted average shares outstanding                                   1,818,212            1,818,000

Basic earnings per share                                        $          0.09      $          0.16

Income for diluted earnings per share                           $       163,941      $       283,701

Total weighted average common shares and equivalents
  outstanding for diluted computation                                 1,818,212            1,818,000

Diluted earnings per share                                      $          0.09      $          0.16